Exhibit 99.1


BioMarin Provides Update on NeuroTransTM Brain Delivery Program


Novato, California, May 15th, 2002 - BioMarin Pharmaceutical Inc. (Nasdaq and Swiss SWX New Market: BMRN) today announced that it has initiated preclinical studies of NeuroTrans and taken key steps to continue building the technology's intellectual property position. NeuroTrans is the proprietary brain delivery technology that BioMarin is developing to treat neurological problems associated with many lysosomal storage disorders. BioMarin obtained the NeuroTrans platform through its recently completed acquisition of Synapse Technologies Inc.

Intravenously administered protein therapeutics - including lysosomal enzymes - have not been shown to penetrate the blood-brain barrier. As a result, treatment of the central nervous system impairment that is typical of certain lysosomal storage disorders remains a critical unmet medical need. The NeuroTrans technology is designed to use a natural human protein (p97) to transport enzymes and other drugs across the blood-brain barrier and into brain cells to treat neurological disorders.

Reinhard Gabathuler, Ph.D., BioMarin's Vice President, Brain Research, said, "Three key steps are required in order for NeuroTrans to serve as a potential treatment for the neurological effects of lysosomal storage disorders: (1) the attachment of lysosomal enzymes to p97 molecules; (2) the active transport of these enzymes across the blood-brain barrier; and (3) the delivery of these enzymes to the lysosomes of brain cells. Preliminary results from both recent and ongoing preclinical studies indicate that NeuroTrans may meet each of these requirements."

Preclinical Studies

Since announcing on January 14, 2002 that it had entered into a definitive agreement to acquire Synapse, BioMarin has initiated multiple preclinical studies of NeuroTrans both in-house as well as through strategic brain delivery collaborations with researchers at Stanford University, the University of California at Los Angeles, and the University of Quebec at Montreal. The Company's initial preclinical efforts have focused on three areas:

o Enzyme Attachment: BioMarin is evaluating methods for attaching lysosomal enzymes to p97, whereby p97 will act as a `carrier' molecule that pulls the enzyme `payload' across the blood-brain barrier.

o Transport Efficiency: BioMarin is using an in vitro blood-brain barrier model to measure the rate at which p97-linked lysosomal enzymes are transported across the blood-brain barrier.

o Biological Uptake: BioMarin is working with normal and lysosomal storage disorder animal models to assess the biodistribution and bioactivity of intravenously administered p97-linked lysosomal enzymes in the brain and in other tissues.

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Christopher  Starr,  Ph.D.,  BioMarin's  Co-Founder  and Senior Vice  President,
Research and Development, said, "Throughout 2002, BioMarin will continue to conduct preclinical studies to validate the NeuroTrans technology as a potential treatment for lysosomal storage disorders and to identify an initial indication for future clinical studies. The Company's goal for this year is to gather a substantial set of preclinical efficacy data to prepare for an IND filing."

Intellectual Property

As a part of the Synapse transaction, BioMarin acquired the rights to U.S. Patent No. 5,981,194, entitled, "Use of p97 and iron binding proteins as diagnostic and therapeutic agents." In addition, the U.S. Patent and Trademark Office recently issued BioMarin a notice of allowance for a continuation-in-part
(CIP) application. BioMarin believes this patent creates a strong intellectual property foundation for NeuroTrans by granting claims for both composition of matter and methods of delivering therapeutic compounds linked to p97 across the blood-brain barrier. Furthermore, BioMarin has filed three other patent applications related to NeuroTrans based on internal research efforts.

Terms of the Acquisition

Under the terms of the agreement, on March 21, 2002, BioMarin acquired 100% of the outstanding shares of Synapse for approximately US$10.2 million by exchanging 885,240 shares of BioMarin common stock at a deemed value of US$11.50 per share. BioMarin may also be required to make contingent payments to former Synapse shareholders in either cash or BioMarin stock of up to approximately US$6.0 million upon reaching certain development milestones.

Twelve Synapse employees joined BioMarin at the close of the acquisition and now operate out of BioMarin's Vancouver, British Columbia office, which serves as the hub of the NeuroTrans program.

BioMarin specializes in the development and commercialization of therapeutic enzyme products to treat serious, life-threatening diseases and conditions.

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., and the acquisition of Synapse Technologies Inc. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. Results may differ materially depending on the progress of BioMarin's product programs, including the ability to integrate the research programs being acquired from Synapse, the actual results of the current and proposed preclinical efforts and current and proposed clinical trials, actions of regulatory authorities, future availability of capital, future actions in the pharmaceutical market and developments by competitors, and those factors detailed in BioMarin's filings with the Securities and Exchange Commission such as 10Q, 10K and 8K reports. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Jeremy Price
Manager, Investor Relations
BioMarin Pharmaceutical Inc.
(415) 884-6777
jprice@biomarinpharm.com

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Sharon Karlsberg
Vice President
Feinstein Kean Healthcare
(617) 577-8110
skarlsberg@fkhealth.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding BioMarin Pharmaceutical Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.